Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A)(Post-Effective Amendment No. 27 to File No. 333-101625; Amendment No. 28 to File No. 811-21261) of Rydex ETF Trust of our reports dated December 23, 2013 on the financial statements and financial highlights of the series constituting Rydex ETF Trust included in the October 31, 2013 Annual Reports to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia
February 26, 2014